                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.   )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             GENERAL SURGICAL INNOVATIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                       GENERAL SURGICAL INNOVATIONS, INC.
                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               NOVEMBER 19, 1998

TO THE SHAREHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of GENERAL SURGICAL INNOVATIONS, INC., a California corporation (the "Company"), will be held on November 19, 1998, at 10:00 a.m., local time, at the Company's principal executive offices located at 10460 Bubb Road, Cupertino, California 95014, for the following purposes:

    1. To elect directors to serve for the ensuing two-year term or until their successors are elected and qualified.

    2. To approve and ratify amendments to the 1992 Stock Option Plan (i) to increase the number of shares of Common Stock reserved for issuance thereunder on the date of each annual meeting of the shareholders during the period beginning on and including November 19, 1998 and ending September 14, 2002 by an amount equal to the lesser of: (x) four percent (4%) of the total number of shares of the Company's Common Stock issued and outstanding as of the last business day immediately preceding the date of the annual meeting of the shareholders each fiscal year, or (y) 600,000 shares, and (ii) to increase the total maximum number of shares subject to options that may be issued to any one employee during a fiscal year to 1,000,000, effective as of July 1, 1998.

    3. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending June 30, 1999.

    4. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

    Only shareholders of record at the close of business on October 1, 1998 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

    All shareholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she returned a proxy.

                                          Very truly yours,

                                          /s/ Mark B. Weeks

                                          Mark B. Weeks
                                          SECRETARY

Cupertino, California
October 19, 1998

                                    IMPORTANT
  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.
                         THANK YOU FOR ACTING PROMPTLY.

                       GENERAL SURGICAL INNOVATIONS, INC.
                                ----------------

                                PROXY STATEMENT
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of General Surgical Innovations, Inc. (the "Company" or "GSI") for use at the Annual Meeting of Shareholders to be held Thursday, November 19, 1998 at 10:00 a.m., local time, or at any postponement or adjournment thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's principal offices located at 10460 Bubb Road, Cupertino, California 95014. The Company's telephone number at its principal executive offices is (408) 863-2500.

    These proxy solicitation materials were mailed on or about October 19, 1998 to all shareholders entitled to vote at the Annual Meeting.

    THE COMPANY WILL PROVIDE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1998, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES (BUT NOT EXHIBITS), WITHOUT CHARGE TO EACH SHAREHOLDER UPON WRITTEN REQUEST TO STEPHEN J. BONELLI, CHIEF FINANCIAL OFFICER, GENERAL SURGICAL INNOVATIONS, INC., 10460 BUBB ROAD, CUPERTINO, CALIFORNIA 95014 (TELEPHONE NUMBER (408) 863-2500). EXHIBITS TO THE ANNUAL REPORT MAY BE OBTAINED ON WRITTEN REQUEST TO MR. BONELLI AND PAYMENT OF THE COMPANY'S REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS.

RECORD DATE

    Shareholders of record of the Company's Common Stock at the close of business on October 1, 1998 are entitled to notice of, and to vote at, the Annual Meeting. At the October 1, 1998 record date, 13,441,974 shares of the Company's Common Stock were issued and outstanding, exclusive of shares held by the Company as treasury stock.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to the Company (Attention:
Stephen J. Bonelli, Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

    Each holder of Common Stock is entitled to one vote per each share held as of the record date.

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. The affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under California law for approval of proposals presented to shareholders. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of directors, for the approval of the amendments to the 1992 Stock Option Plan and the reservation for issuance thereunder on the date of each annual meeting of the shareholders during the period beginning on and including November 19, 1998 and ending September 14, 2002 the number of shares equal to the lesser of (x) four percent (4%) of the total number of shares of the Company's Common Stock issued and outstanding as of the last business day immediately preceding the date of such annual meeting of the shareholders, or (y) 600,000, and the increase in the maximum number of shares subject to options that may be issued to any one employee during a fiscal year to 1,000,000 (effective as of July 1, 1998), for ratification of the appointment of the designated independent accountants and, as the proxy holders deem advisable, on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

    The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile transmission. The Company has also retained Skinner & Co. ("Skinner") to assist in the solicitation of proxies. Skinner will receive a fee for such services of approximately $1,500.00, which will be paid by the Company.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    Proposals of shareholders that are intended to be presented by such shareholders at the Company's Annual Meeting to be held in connection with the close of the Company's 1999 fiscal year, ending June 30, 1999 (the "1999 Annual Meeting") must be received by the Company no later than June 22, 1999 in order to be considered for inclusion in the Company's proxy materials for the 1999 Annual Meeting.

    In addition, the proxy solicited by the Board of Directors for the 1999 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless the Company is provided with notice of such proposal no later than September 5, 1999.

                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS

NOMINEES

    The Company's Board of Directors consists of seven directors. Pursuant to the bylaws of the Company, the Board of Directors of the Company is divided into two classes of directors, as nearly equal in number as possible. Each class of directors will serve for a two-year period or until their successors are elected and qualified, such that all directors will serve staggered two year terms. Class I currently consists of three directors (Roderick A. Young, Gregory D. Casciaro and Thomas J. Fogarty), serving a one-year term expiring at the Company's 1998 Annual Meeting of Shareholders, to be held November 19, 1998. Class II consists of four directors (David W. Chonette, Paul Goeld, Mark A. Wan and James R. Sulat), serving a two-year term expiring at the Company's 1999 Annual Meeting of Shareholders. In each case, a director will serve for the designated term or until his or her respective successor is elected and qualified.

    The following table sets forth certain information with respect to the directors of the Company, and their ages as of October 1, 1998:

                                                                                                        DIRECTOR
NAME OF DIRECTOR                                         AGE             PRINCIPAL OCCUPATION             SINCE        CLASS
----------------------------------------------------     ---     ------------------------------------  -----------     -----
Gregory D. Casciaro.................................     41      President, Chief Executive Officer          1997            I
                                                                   and Director of the Company
David W. Chonette...................................     63      General Partner of Brentwood                1993           II
                                                                   Associates
Thomas J. Fogarty...................................     64      Professor of Surgery at Stanford            1992            I
                                                                   University
Paul Goeld..........................................     46      President, Chief Executive Officer          1995           II
                                                                   and Director of LocalMed, Inc.
James R. Sulat......................................     48      Chief Financial Officer of Chiron           1997           II
                                                                   Corporation
Mark A. Wan.........................................     33      General Partner of Three Arch               1992           II
                                                                   Partners
Roderick A. Young...................................     54      Chairman of the Board of Directors          1993            I
                                                                   of the Company

    Except as set forth below, each of the directors has been engaged in his or her principal occupation described above during the past five years. There is no family relationship between any of the directors or executive officers of the Company.

    GREGORY D. CASCIARO joined GSI in February 1995 as Vice President of Sales and Marketing, was promoted to Senior Vice President in November 1996, President, Chief Operating Officer and a director of the Company in August 1997, and has served as President, Chief Executive Officer and a director of the Company since April 1998. Prior to joining GSI, Mr. Casciaro held various positions at Devices for Vascular Intervention, Inc., a medical device manufacturer, including Vice President of Sales from June 1991 to February 1995. Mr. Casciaro received a B.S. degree in business administration at Marquette University.

    DAVID W. CHONETTE has served as a director of the Company since July 1993. Mr. Chonette has been a general partner of Brentwood Venture Capital, a venture capital partnership, since 1986. Previously, he was employed for 19 years with American Hospital Supply Corporation (now Baxter International), a distributor of medical products. During this period, Mr. Chonette served as President of the Edwards division, and as Group Vice President responsible for several medical device and pharmaceutical divisions. Mr. Chonette also serves as a director of several private health care companies. Mr. Chonette received his B.S. degree in general engineering from MIT, and M.S. degree in mechanical engineering from USC.

    DR. THOMAS J. FOGARTY co-founded GSI in April 1992 and has been a director of the Company since that time. Dr. Fogarty has been a cardiovascular surgeon and Professor of Surgery at Stanford University since July 1993. He holds over 50 patents in surgical instrumentation, including the Fogarty balloon catheter and the Fogarty vascular clamp. Dr. Fogarty is also a founding general partner of Three Arch Partners, a venture capital investment firm and shareholder of the Company. He serves on the board of directors of Cardiac Pathways Corporation, Raytel Medical Corporation, CardioThoracic Systems, Inc. and several privately-held companies. Dr. Fogarty holds an M.D. degree from the University of Cincinnati College of Medicine.

    PAUL GOELD has served as a director of the Company since June 1995. Mr. Goeld has served as President, Chief Executive Officer and a director of LocalMed, Inc., a medical device company, since January 1994. From November 1992 to December 1993, Mr. Goeld was President, Chief Executive Officer and a director of Pilot CardioVascular Systems, Inc., a manufacturer of medical devices. Mr. Goeld also serves on the Board of Directors of several privately held companies. Mr. Goeld received his B.S. degree in chemistry from the University of Florida and M.B.A. degree from Pepperdine University.

    JAMES R. SULAT has served as a director of the Company since January 1997. He became Chief Financial Officer of Chiron Corporation, a manufacturer and marketer of healthcare products for the treatment, prevention and diagnosis of disease, in April 1998. Prior to joining Chiron, Mr. Sulat was Chief Financial Officer of Stanford Health Services, a not-for-profit health care provider that operates the Stanford University hospital and clinic, from 1993 to March 1998. Mr. Sulat also serves on the Board of Directors of Vans, Inc., and several other privately-held companies. Mr. Sulat received a B.S. from Yale University and an M.B.A. from Stanford University.

    MARK A. WAN co-founded GSI in April 1992 and served as an officer from June 1992 to September 1993. Mr. Wan co-founded and has been a general partner of Three Arch Partners, a venture capital partnership, since October 1993. Prior to founding Three Arch Partners, from 1987 to September 1993, Mr. Wan served in various positions at Brentwood Associates, a venture capital firm, most recently as a general partner. Mr. Wan also serves on the Board of Directors of Perclose, Inc. and several other privately-held health care companies. Mr. Wan received B.S. and B.A. degrees from Yale University and an M.B.A. degree from Stanford Graduate School of Business.

    RODERICK A. YOUNG joined GSI as a director in August 1993, was appointed Chief Executive Officer in March 1994, and has served as Chairman of the Board of Directors since August 1997. Mr. Young also served as President of the Company from August 1993 to August 1997 and Chief Executive Officer from March 1994 to April 1998. From May 1993 until joining GSI, Mr. Young was President and CEO of Focus Surgery, Inc. ("Focus Surgery"), a medical device company that was spun out of Diasonics, Inc. ("Diasonics"), a medical products manufacturer, in October 1993. Prior to joining Focus Surgery, Mr. Young served in various executive positions, including President, Chief Financial Officer and Chief Operating Officer of Diasonics from May 1990 to May 1993. Mr. Young serves on the Board of Directors of several privately-held companies. Mr. Young received a B.S. degree in industrial engineering from Stanford University and an M.B.A. degree from Harvard Business School.

NOMINEES

    Management has nominated the three persons named below to serve as Class I directors until the Annual Meeting of the Shareholders for fiscal year 2000, at which time their successors will be elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's three nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible and, in such event, the specific nominees to be voted for will be determined by the proxy holders. It is expected that all nominees will be able and willing to serve as directors.

    The names of the nominees, their ages as of October 1, 1998 and certain other information about them are set forth below:

                                                                                                        DIRECTOR
NAME OF DIRECTOR                                         AGE             PRINCIPAL OCCUPATION             SINCE        CLASS
----------------------------------------------------     ---     ------------------------------------  -----------     -----
Gregory D. Casciaro.................................     41      President, Chief Executive Officer          1997            I
                                                                   and Director of the Company
Thomas J. Fogarty...................................     64      Professor of Surgery at Stanford            1992            I
                                                                   University
Roderick A. Young...................................     54      Chairman of the Board of Directors          1993            I
                                                                   of the Company

    Except as set forth above, each of the nominees has been engaged in the principal occupation set forth opposite his name during the past five years. There are no family relationships among the directors or executive officers of the Company.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of seven meetings during the fiscal year ended June 30, 1998, including meetings held by conference telephone call. The Board of Directors has an Audit Committee and a Compensation Committee. There is no committee performing the functions of a nominating committee.

    The Audit Committee recommends engagement of the Company's independent accountants, reviews the scope of the audit, considers comments made by the independent auditors with respect to the Company's internal control structure, including systems, procedures and internal accounting controls and the consideration given thereto by management, and reviews the Company's system of internal controls, including systems, procedures and internal accounting controls, with the Company's financial and accounting staff. This Committee, which currently consists of directors Chonette, Wan and Sulat, held five meetings during fiscal 1998.

    The Compensation Committee provides guidance and commentary for all corporate compensation, benefits, perquisite and employee (and director) equity programs. It reviews and makes recommendations to the Board regarding such matters as the Company's compensation of its officers, all employee equity plans and individual equity grants and bonus plans and bonus payments. This Committee, which currently consists of directors Goeld and Wan, held three meetings during fiscal 1998.

    No incumbent director attended fewer than 75 percent of the aggregate number of meetings (held while such director was a member) of the Board of Directors and of the committees, if any, upon which such director served during fiscal 1998, with the exception of Dr. Fogarty, who attended five of the seven meetings of the Board of Directors.

COMPENSATION OF DIRECTORS

    The Company adopted a policy in February 1997, pursuant to which it pays outside directors who have joined the Board since 1995 for Board meeting attendance. Under the policy, certain directors (currently Messrs. Goeld and Sulat) receive $1,500.00 per meeting if they attend in person and $500 per telephone Board meeting. In addition, all directors are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees. Directors are eligible to receive discretionary option grants under the Company's 1992 Stock Option Plan.

    Nonemployee directors of the Company are automatically granted options to purchase shares of the Company's Common Stock pursuant to the terms of the Company's 1995 Directors' Stock Option Plan (the "Directors' Plan"). Under the Directors' Plan, each nonemployee director who is elected to the Board for the first time on or after May 10, 1996 will receive an option to purchase 27,454 shares of Common Stock on the date on which he or she first becomes a nonemployee director, which vests at the rate of 25% of the total number of shares subject to such option on each annual anniversary of the grant date. Thereafter, on the date of each Annual Meeting of Shareholders (beginning with the 1997 Annual Meeting) each nonemployee director, including directors who were serving on the Board prior to May 10, 1996, shall be granted an additional option to purchase 6,864 shares of Common Stock if, on such annual meeting date, he or she has served on the Board for at least six months and remains a director as of such date. These options become exercisable as to 100% of the shares subject to the option on the fourth annual anniversary of the grant date. Options granted under the Directors' Plan have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and a term of ten years. Upon joining the Board in January 1997, Mr. Sulat was automatically granted an option to purchase 27,454 shares of Common Stock, with an exercise price of $9.75 per share, pursuant to the Directors' Plan. Messrs. Chonette, Goeld, Sulat and Wan and, subject to his election to the Board of Directors by the shareholders at the Annual Meeting, Dr. Fogarty will each be automatically granted an option to purchase 6,864 shares of Common Stock on the date of the Annual Meeting pursuant to the Directors' Plan.

    The Company paid Fogarty Engineering, a sole proprietorship owned by Dr. Thomas Fogarty, a director of the Company, approximately $111,536 in fiscal year 1998 for product development efforts, royalties and other services. See "Certain Relationships and Related Transactions."

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED
ABOVE.

                                PROPOSAL NO. 2:
                    AMENDMENTS TO THE 1992 STOCK OPTION PLAN

    At the Annual Meeting, the Company's shareholders are being asked to approve amendments to the 1992 Stock Option Plan (the "1992 Plan") to: (i) increase the number of shares of Common Stock reserved for issuance thereunder on the date of each annual meeting of the shareholders during the period beginning on and including November 19, 1998 and ending September 14, 2002 (the date the 1992 Plan terminates) by an amount equal to the lesser of (x) four percent (4%) of the total number of shares of the Company's Common Stock issued and outstanding as of the last business day immediately preceding the date of such annual meeting, or (y) 600,000 shares, and (ii) increase the total maximum number of shares subject to options that may be issued to any one employee during a fiscal year to 1,000,000 (effective as of July 1, 1998).

GENERAL

    The 1992 Plan was adopted by the Board of Directors in September 1992. The Board of Directors initially reserved 450,000 shares of Common Stock, on a pre-split basis, for issuance under the 1992 Plan. The 1992 Plan was approved by the Company's shareholders on September 14, 1992. On October 12, 1995, the Board of Directors amended the 1992 Plan to increase the number of shares reserved for issuance thereunder by 400,000 shares, on a pre-split basis, and on March 22, 1996 the Board amended the 1992 Plan to increase the number of shares reserved for issuance thereunder by 400,000, on a pre-split basis, which amendments were approved by the shareholders on April 26, 1996. In March 1996, the Company effected a 1.37-for-one stock split pursuant to which the shares then reserved for issuance pursuant to the 1992 Plan and all options outstanding under the 1992 Plan were adjusted proportionately with the result that an aggregate of 1,715,895 shares, on a post-split basis, had been reserved for issuance under such Plan. In August 1996, the Board of Directors amended the 1992 Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 400,000 shares, to a total of 2,115,895 shares, on a post-split basis, which amendment was approved by the shareholders on November 19, 1996. On September 30, 1997, the Board of Directors amended the 1992 Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares, to a total of 2,615,895 shares, on a post-split basis, which amendment was approved by the Shareholders on November 10, 1997. On September 29, 1998, the Board of Directors amended the 1992 Plan to (A) provide for an increase in the number of shares of Common Stock reserved for issuance thereunder on the date of each annual meeting of the shareholders during the period beginning on and including November 19, 1998 and ending September 14, 2002, by an amount equal to the lesser of (x) four percent (4%) of the total number of shares of the Company's Common Stock issued and outstanding as of the last business day immediately preceding the date of such annual meeting, or (y) 600,000 shares, and (B) to increase the maximum total number of shares of stock subject to options that may be issued to any one employee during a fiscal year to 1,000,000 shares (effective as of July 1, 1998). The maximum aggregate number of shares of Common Stock that may be issued under the 1992 Plan if the Shareholders approve the proposed amendment will be 5,015,895.

    The 1992 Plan previously provided that the maximum number of shares subject to options that may be issued to any employee during a fiscal year could not exceed 200,000. Because the Company's Board of Directors generally believes that it is necessary to raise the level of the per employee maximum to 1,000,000 shares in order for the Company to attract and retain executive officers, the shareholders are being asked to approve this amendment (effective as of July 1, 1998) to the 1992 Plan.

    In addition, the Board of Directors believes that in order to attract qualified employees generally to the Company and to provide incentive to its current employees, it is necessary to grant options to purchase Common Stock to such employees pursuant to the 1992 Plan. Accordingly, shareholders are being asked to approve the amendment to the 1992 Plan at the Annual Meeting.

    Options granted under the 1992 Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options at the discretion of the Board of Directors and as reflected in the terms of the written option agreement. The Board of Directors, at its discretion, may also grant rights to purchase Common Stock directly, rather than pursuant to stock options, subject to certain restrictions discussed below.

    The 1992 Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

    As of September 15, 1998, without giving effect to the proposed November 1998 amendments to the 1992 Plan, options for 1,725,746 shares were outstanding under the 1992 Plan, 381,903 shares had been issued pursuant to the exercise of options granted under the 1992 Plan, and 508,246 shares remained available for future grants. Shares subject to options granted under the 1992 Plan that lapse unexercised will generally become available for reissuance under the 1992 Plan at the time of such lapse. As of September 15, 1998, the aggregate fair market value of shares subject to outstanding options under the 1992 Plan was $3,235,774 based upon the closing price of the Common Stock as reported on the Nasdaq National Market on such date of $1.875. The actual benefits, if any, to the holders of stock options issued under the 1992 Plan are not determinable prior to exercise as the value, if any, of such stock options to their holders is represented by the difference between the market price of a share of the Company's Common Stock on the date of exercise and the exercise price of a holder's stock option, as set forth below. Grant information with respect to options to purchase Common Stock of the Company granted in the fiscal year ended June 30, 1998 under the Company's 1992 Plan to all employees and the Named Executive Officers is set forth under "Compensation of Executive Officers--Stock Option Grants in Fiscal 1998." As of September 15, 1998, the Named Executive Officers (as defined below) and directors of the Company have received grants under the 1992 Plan as follows: Gregory D. Casciaro (312,267 shares), Roderick
A. Young (159,817 shares), James E. Jervis (102,454 shares), Stephen J. Bonelli (148,635 shares), Ferolyn Powell (136,772 shares), Mark A. Wan (27,454 shares), Paul Goeld (27,453 shares), and David W. Chonette (27,454 shares). In addition, as of September 15, 1998, all current executive officers as a group have received options to purchase 860,045 shares under the 1992 Plan; all current directors who are not executive officers as a group have received options to purchase 82,361 shares under the 1992 Plan; each nominee for election as a director has received options to purchase shares under the 1992 Plan as follows:
Thomas J. Fogarty (0 shares), Roderick A. Young (159,817 shares) and Gregory D. Casciaro (312,367 shares); and all employees, including all current officers who are not executive officers, as a group have received options to purchase 865,701 shares under the 1992 Plan. Options to purchase 405,000 shares of Common Stock were granted during the fiscal year ended June 30, 1998 under the Company's 1992 Plan to the Company's current executive officers as a group. From June 30, 1998 through September 30, 1998, no options to purchase shares of Common Stock were granted to the Company's current executive officers.

MATERIAL AMENDMENTS

    (a) SHARE INCREASE. The Board of Directors believes that in order to attract and retain highly qualified employees and consultants and to provide such employees and consultants with adequate incentive through their proprietary interest in the Company, it is necessary to amend the 1992 Plan to reserve for issuance thereunder on the date of each annual meeting of the shareholders during the period beginning on and including November 19, 1998 and ending September 14, 2002 by an amount equal to the lesser of (x) four percent (4%) of the total number of shares of the Company's Common Stock issued and outstanding as of the last business day immediately preceding the date of such annual meeting, or (y) 600,000 shares. At the Annual Meeting, the shareholders are being asked to approve this amendment to the 1992 Plan. The maximum aggregate number of additional shares to be reserved under the 1992 Plan as proposed to be structured will be 2,400,000, resulting in a total of 5,015,895 shares reserved for issuance under the 1992 Plan.

    (b) INCREASE IN MAXIMUM NUMBER GRANTED PER INDIVIDUAL PER FISCAL YEAR. The Board of Directors believes that, for the reasons set forth above, it is necessary to amend the 1992 Plan to increase the maximum number of shares subject to options that may be issued to any one employee during a fiscal year from 200,000 to 1,000,000 (effective as of July 1, 1998).

PURPOSE

    The purposes of the 1992 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company's business.

ADMINISTRATION

    The 1992 Plan may be administered by the Board of Directors or by a committee (or subcommittee in certain instances) of the Board of Directors. The 1992 Plan is currently being administered by the Board of Directors and the Compensation Committee of the Board of Directors (collectively, the "Administrator"). The Compensation Committee, all of whose members meet the definition of "outside directors" under Code Section 162(m) and "nonemployee directors" under Section 16 of the Exchange Act, will have the exclusive authority to grant stock options and otherwise administer the 1992 Plan with respect to the Company's executive officers and more narrowly to "covered employees" described in Code Section 162(m) (generally the Company's highest paid executive officers). Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the 1992 Plan. All questions of interpretation of the 1992 Plan are determined by the Administrator, and its decisions are final and binding upon all participants.

ELIGIBILITY

    All employees (including officers and directors who are employees) of the Company and individuals who are rendering services as consultants to the Company (including nonemployee directors) of the

Company or any subsidiary are eligible to participate in the 1992 Plan. As of September 30, 1998, the Company had approximately 83 employees, 6 consultants, and 4 nonemployee directors, all of whom were eligible to participate in the Plan. The 1992 Plan provides that either incentive stock options or nonstatutory options may be granted to employees (including officers and directors who are also employees) of the Company or any of its subsidiaries. In addition, the 1992 Plan provides that nonstatutory options may be granted to consultants (including non-employee directors) of the Company or any of its subsidiaries. The Administrator selects the optionees and determines the number of shares to be subject to each option. In making such determination, certain factors are taken into account, including the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to the success of the Company, and other relevant factors.

    The 1992 Plan currently provides that the maximum number of shares of Common Stock that may be granted under options to any one employee during any fiscal year shall be 200,000, subject to adjustment as provided in the 1992 Plan. The shareholders are being asked to approve an amendment at the November 19, 1998 Annual Meeting to increase this limit to 1,000,000 shares (effective July 1, 1998). There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

TERMS OF OPTIONS

    Each option is evidenced by a stock option agreement between the Company and the optionee. Each option is subject to the following additional terms and conditions:

    (a) EXERCISE OF THE OPTION. The Administrator determines when options may be exercised. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and by tendering payment of the purchase price.

    The consideration to be paid for shares issued on exercise of options granted under the 1992 Plan, including the method of payment, is determined by the Administrator (in the case of ISO's, such determination shall be made at the time of grant) and may consist entirely of cash, check, promissory note, shares of Common Stock which have been beneficially owned by the optionee for at least six months or which were not acquired directly or indirectly from the Company, with a fair market value on the exercise date equal to the aggregate exercise price of the shares purchased, or delivery of a properly executed notice and irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the exercise price. The Administrator may also authorize payments by any combination of the above methods or any other consideration and method of payment permitted by law.

    (b) EXERCISE PRICE. The exercise price of the options granted under the 1992 Plan is determined by the Administrator and in the case of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date the option is granted, or in the case of a nonstatutory stock option, 85%, provided, however, that nonstatutory options granted to "covered employees" under Code Section 162(m) must have an exercise price not less than 100% of the fair market value of the Common Stock on the date the option is granted. The fair market value per share is equal to the closing price on the Nasdaq National Market on the date of grant. In the case of an incentive stock option granted to an optionee who owns more than 10% of the voting power of all classes of stock of the Company or any of its subsidiaries, the exercise price must not be less than 110% of the fair market value on the date of grant.

    (c) TERMINATION OF EMPLOYMENT. If the optionee's employment or consulting relationship terminates for any reason other than disability or death, options under the 1992 Plan may be exercised not later than thirty days (or such other period of time not exceeding three months in the case of an incentive stock option or six months in the case of a nonstatutory stock option as is determined by the Administrator with respect to an incentive stock option at the time of grant) after such termination and may be exercised only to the extent the option was exercisable on the date of termination. In no event may an option be exercised by any person after the expiration of its term.

    (d) DISABILITY. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of his total and permanent disability, options may be exercised within six months (or such other period of time not exceeding twelve months as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant) of termination and may be exercised only to the extent the option was exercisable on the date of termination, but in no event may the option be exercised after the expiration of its term.

    (e) DEATH. Under the 1992 Plan, if an optionee should die during the term of the option and is at the time of his or her death an employee or consultant of the Company who has been in continuous status as an employee or consultant since the date of grant, then during the six month period (but in no event later than the date of expiration of the term of such option) following the date of death, options may be exercised to the extent of the right to exercise that would have accrued had the optionee continued living and remained in continuous status as an employee or consultant three months after the date of death. If the optionee should die within one month (or such other period of time not to exceed three months as is determined by the Administrator at the time of the option grant) after termination of continuous status as a consultant or employee, options may be exercised to the extent of the right to exercise that had accrued at the date of termination.

    (f) TERMINATION OF OPTIONS. The 1992 Plan provides that options granted under the 1992 Plan have the term provided in the option agreement. In general, these agreements currently provide for a term of ten years. Incentive stock options granted to an optionee who, immediately before the grant of such option, owned more than ten percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, may not in any case have a term of more than five years. No option may be exercised by any person after its expiration.

    (g) OPTION NOT TRANSFERABLE. An option is nontransferable by the optionee other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his or her lifetime or, in the event of the optionee's death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death.

    (h) ACCELERATION OF OPTIONS. In the event of a proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation, unless the Administrator, in such entity's sole discretion, determines that in lieu of such assumption or substitution the optionee shall have the right to exercise the option as to some or all of the shares covered by the option, including shares as to which the option would not otherwise be exercisable.

    (i) OTHER PROVISIONS. The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1992 Plan as may be determined by the Administrator.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

    In the event any change, such as a stock split or dividend, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price of each outstanding option, the number of shares subject to each option, the annual limitation on grants to employees, as well as the number of shares available for issuance under the 1992 Plan. In the event of the proposed dissolution or liquidation of the Company, each option will terminate unless otherwise provided by the Administrator. The Administrator may, in the exercise of its sole discretion in such instances, declare that any option shall terminate as of a date fixed by the Administrator and give each optionee the right to exercise his or her option as to all or any part of the optioned stock, including shares as to which the options would not otherwise be exercisable.

AMENDMENT AND TERMINATION

    The Board of Directors may amend the 1992 Plan at any time or from time to time or may terminate it without approval of the shareholders; provided, however, that shareholder approval is required for any amendment to the 1992 Plan that increases the number of shares that may be issued under the 1992 Plan, modifies the standards of eligibility, modifies the limitation on grants to employees described in the 1992 Plan or results in other changes which would require shareholder approval to qualify options granted under the 1992 Plan as performance-based compensation under Section 162(m) of the Code, or to qualify options granted under the 1992 Plan for the maximum exemption allowable under
Section 16 of the Exchange Act. However, no action by the Board of Directors or shareholders may alter or impair any option previously granted under the 1992 Plan. The 1992 Plan shall terminate in September 2002, provided that any options then outstanding under the 1992 Plan shall remain outstanding until they expire by their terms.

FEDERAL INCOME TAX ASPECTS OF THE 1992 PLAN

    Options granted under the 1992 Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory options.

    If an option granted under the 1992 Plan is an incentive stock option, under federal tax laws the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax (see discussion below). The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after receipt of the shares by the optionee upon exercise, any gain will be treated as long-term capital gain under federal tax laws. If both of these holding periods are not satisfied (a "disqualifying disposition"), the optionee will recognize ordinary income under federal tax laws equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a disqualifying disposition of the shares in excess of the amount treated as ordinary income will be characterized under federal tax laws as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier.

    All options that do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income under federal tax laws at the time he or she is granted a nonstatutory option. However, upon its exercise, under federal tax laws the optionee will recognize ordinary income for tax purposes measured by the excess of the then-fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired, the date of taxation under federal tax laws may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. Any taxable income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's tax basis (exercise price plus the income recognized upon exercise) will be treated under federal tax laws as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year. The Company will be entitled to a tax deduction in the same amount as ordinary income recognized by the optionee.

ALTERNATIVE MINIMUM TAX

    As noted above, the exercise of an incentive stock option may subject the optionee to the alternative minimum tax ("AMT") under Section 55 of the Code. The AMT is calculated for federal tax purposes by applying a tax rate of 26% to alternative minimum taxable income up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum income above such amount. Alternative minimum taxable income for federal tax purposes is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exclusion of $45,000 for joint returns, $33,750 for unmarried individual returns and $22,500 in the case of married taxpayers filing separately (which exemption amounts are phased out for upper-income taxpayers). Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the taxpayer's regular tax for the year.

    In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to a nonstatutory stock option, as described above. Because the AMT rules are complex and their effects depend upon the personal circumstances of each taxpayer, an optionee should consult his or her own tax advisor prior to exercising an incentive stock option. If an optionee pays AMT, the amount of such AMT may be carried forward as a credit against any subsequent year's regular tax in excess of the AMT.

    The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the 1992 Plan, does not purport to be complete, and does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside. Optionee should consult his or her own tax advisor with respect to the tax consequences of participation in the 1992 Plan for his or her particular situation.

REQUIRED VOTE

    The approval of the amendments to the 1992 Plan to increase the number of shares reserved for issuance thereunder on the date of each annual meeting of the shareholders during the period beginning on and including November 19, 1998 and ending September 14, 2002 by an amount equal to the lesser of (x) four percent (4%) of the total number of shares of the Company's Common Stock issued and outstanding as of the last business day immediately preceding such annual meeting or (y) 600,000 (for a maximum aggregate number of additional shares to be reserved under the Plan of 2,400,000); and to increase the maximum number of shares subject to options that may be issued to any one employee during a fiscal year to 1,000,000 (effective as of July 1, 1998), requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE 1992 PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER ON THE DATE OF EACH ANNUAL MEETING OF THE SHAREHOLDERS DURING THE PERIOD BEGINNING ON AND INCLUDING NOVEMBER 19, 1998 AND ENDING SEPTEMBER 14, 2002 BY AN AMOUNT EQUAL TO THE LESSER OF (X) FOUR PERCENT (4%) OF THE TOTAL NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK ISSUED AND OUTSTANDING AS OF THE LAST BUSINESS DAY IMMEDIATELY PRECEDING THE DATE OF SUCH ANNUAL MEETING, OR (Y) 600,000 (FOR A MAXIMUM AGGREGATE NUMBER OF ADDITIONAL SHARES TO BE RESERVED UNDER THE PLAN OF 2,400,000); AND TO INCREASE THE MAXIMUM NUMBER OF SHARES SUBJECT TO OPTIONS THAT MAY BE ISSUED TO ANY ONE EMPLOYEE DURING A FISCAL YEAR TO 1,000,000 (EFFECTIVE AS OF JULY 1, 1998). THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE APPROVAL OF THE FOREGOING AMENDMENTS.

                                PROPOSAL NO. 3:
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has appointed PricewaterhouseCoopers LLP, independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 1999, and recommends that shareholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Coopers & Lybrand, L.L.P., which merged with Price Waterhouse, L.L.P. in 1998, audited the Company's financial statements annually from fiscal 1992 through fiscal 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

REQUIRED VOTE

    The ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 1999. THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE PROPOSAL.

                             COMMON STOCK OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of the Company's Common Stock as of August 31, 1998 as to (i) each person who is known to the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers (as defined on page 16), and (iv) all directors and executive officers as a group.

                                                                                     SHARES BENEFICIALLY OWNED(1)
                                                                                   ---------------------------------
5% SHAREHOLDERS, DIRECTORS, NAMED EXECUTIVE OFFICERS,                                            PERCENT OF COMMON
AND DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP                                      NUMBER      STOCK OUTSTANDING
---------------------------------------------------------------------------------  ----------  ---------------------
Thomas J. Fogarty, M.D.(2) ......................................................   1,827,983             13.6%
3270 Alpine Road
Portola Valley, CA 94028
Brentwood Associates V, L.P. ....................................................   1,428,359             10.6%
1920 Main Street, Suite 820
Irvine, CA 92714
Norwest Equity Partners, IV .....................................................     921,505              6.9%
3000 Sand Hill Road
Building 3, Suite 245
Menlo Park, CA 94025
Hancock Venture Partners, IV ....................................................     799,640              5.9%
One Financial Center, 44th Floor
Boston, MA 02111
Mark A. Wan(3)(4) ...............................................................     626,903              4.7%
10460 Bubb Road
Cupertino, CA 95014
Roderick A. Young(5) ............................................................     250,645              1.9%
10460 Bubb Road
Cupertino, CA 95014
James E. Jervis(6) ..............................................................     118,766                *
10460 Bubb Road
Cupertino, CA 95014
Paul Goeld(7) ...................................................................      36,876                *
10460 Bubb Road
Cupertino, CA 95014
David W. Chonette(8) ............................................................   1,455,813             10.8%
10460 Bubb Road
Cupertino, CA 95014
James R. Sulat(9) ...............................................................       9,683                *
10460 Bubb Road
Cupertino, CA 95014
Gregory Casciaro(10) ............................................................     172,233              1.3%
10460 Bubb Road
Cupertino, CA 95014
Stephen Bonelli(11) .............................................................      99,313                *
10460 Bubb Road
Cupertino, CA 95014
Ferolyn Powell(12) ..............................................................      54,644                *
10460 Bubb Road
Cupertino, CA 95014
All directors and executive officers as a group (10 persons)
(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)(13).........................................   4,652,859             34.6%

------------------------

* Less than 1%. As of August 31, 1998, 13,441,974 shares of Common Stock were issued and outstanding.

(1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

(2) Includes 462,586 shares held by the Thomas J. Fogarty Separate Property Trust, 988,045 shares held by the Fogarty Family Revocable Trust, and 285,982 shares held by Lincoln Trust Company FBO Thomas J. Fogarty IRA. Also includes 91,370 shares held by Fogarty Engineering, a California corporation of which Dr. Fogarty is a director. Because of his position with such entity, Dr. Fogarty may be deemed to be a beneficial owner of such shares but disclaims beneficial ownership of such shares, except to the extent of his interest in such entity. Does not include 47,086 shares held by Three Arch Associates, L.P. and 209,184 shares held by Three Arch Partners, L.P. Dr. Fogarty is a general partner of Three Arch Management, the general partner of both Three Arch Partners, L.P. and Three Arch Associates, L.P. As such, Dr. Fogarty may be deemed to be a beneficial owner of such shares, but disclaims beneficial ownership of such shares, except to the extent of his interest in such entities.

(3) Includes 47,086 shares held by Three Arch Associates, L.P. and 209,184 shares held by Three Arch Partners, L.P. Mark A. Wan is a general partner of Three Arch Management, the general partner of both Three Arch Partners, L.P. and Three Arch Associates, L.P., and may thereby be deemed to be a beneficial owner of such shares. Mr. Wan disclaims beneficial ownership of such shares, except to the extent of his interest in such entities. Includes 27,454 shares issuable upon exercise of options exercisable within 60 days after August 31, 1998.

(4) Excludes shares held by Brentwood Associates V, L.P. in which Mr. Wan has a carried interest. Mr. Wan is a Special Limited Partner of entities affiliated with Brentwood Associates and disclaims beneficial ownership of all shares held by such entities, except to the extent of his carried interest therein.

(5) Includes 97,371 shares issuable upon exercise of options exercisable within 60 days after August 31, 1998.

(6) Includes 38,559 shares issuable upon exercise of options exercisable within 60 days after August 31, 1998.

(7) Includes 21,876 shares issuable upon exercise of options exercisable within 60 days after August 31, 1998.

(8) Includes 1,428,359 shares held by Brentwood Associates V, L.P. Mr. Chonette is a general partner of Brentwood Associates V, L.P. and may thereby be deemed to be a beneficial owner of such shares. Mr. Chonette expressly disclaims beneficial ownership of such shares, except to the extent of his interest in such entity. Also includes 27,454 shares issuable upon exercise of options exercisable within 60 days after August 31, 1998.

(9) Includes 6,863 shares issuable upon exercise of options exercisable within 60 days after August 31, 1998.

(10) Includes 103,243 shares issuable upon exercise of options exercisable within 60 days after August 31, 1998.

(11) Includes 67,913 shares issuable upon exercise of options exercisable within 60 days after August 31, 1998.

(12) Includes 47,145 shares issuable upon exercise of options exercisable within 60 days after August 31, 1998.

(13) Includes 437,878 shares issuable upon exercise of options exercisable within 60 days after August 31, 1998.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows the compensation received by each of (i) the Company's Chief Executive Officer, and (ii) the four other most highly compensated executive officers of the Company serving at the end of the fiscal year ended June 30, 1998 (the "Named Executive Officers"), for the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION AWARDS
                                                    ANNUAL COMPENSATION          ----------------------------------------
                                            -----------------------------------      SECURITIES
                                              FISCAL                                 UNDERLYING            ALL OTHER
NAME AND PRINCIPAL POSITION                    YEAR      SALARY($)   BONUS($)       OPTIONS(#)(1)     COMPENSATION($)(2)
------------------------------------------  -----------  ---------  -----------  -------------------  -------------------
Gregory D. Casciaro ......................        1998     162,500      40,000          225,000               22,500(4)
President and Chief Executive Officer(3)          1997     140,000      40,000           30,000               22,500(4)
                                                  1996     135,000      40,000           82,362               22,500(4)

Roderick A. Young ........................        1998     190,000      --               --                   --
Chairman of the Board of Directors(3)             1997     190,000      --               50,000               --
                                                  1996     170,000      20,000          109,817               --

James E. Jervis ..........................        1998     154,257       8,168           60,000               --
Vice President of Research and Development        1997     141,066      --               15,000               --
                                                  1996     133,378      --               27,454               --

Stephen J. Bonelli .......................        1998     131,250       8,638           60,000               --
Chief Financial Officer, Vice President of        1997     118,750      --               20,000               --
Finance and Administration and Treasurer          1996      95,250      --               54,908               --

Ferolyn T. Powell ........................        1998     126,250       8,745           60,000               --
Vice President of Operations                      1997     111,250      --               15,000               --
                                                  1996      71,250      --               61,772               --

------------------------

(1) This table does not reflect options granted subsequent to the close of fiscal 1998, which may represent grants partially in recognition of fiscal 1998 performance.

(2) The value of perquisites or personal benefits is not included in the amounts disclosed if, in the aggregate for any named individual, they did not exceed the lesser of either $50,000 or ten percent of total salary and bonus reported for such individual in the Summary Compensation Table.

(3) Mr. Casciaro was appointed Chief Executive Officer of the Company on April 1, 1998. Mr. Young served as Chief Executive Officer until March 31, 1998.

(4) Stated amounts represent payments for mortgage assistance and relocation expenses paid for or reimbursed by the Company with respect to Mr. Casciaro.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1998

    The following table sets forth information for the Named Executive Officers with respect to grants of options to purchase Common Stock of the Company made during the fiscal year ended June 30, 1998.

                                                                                                 POTENTIAL REALIZABLE
                                                         INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                                     ----------------------------------------------------------  ANNUAL RATES OF STOCK
                                      NUMBER OF     % OF TOTAL                                    PRICE APPRECIATION
                                     SECURITIES       OPTIONS                                     FOR 10-YEAR OPTION
                                     UNDERLYING     GRANTED TO      EXERCISE                          TERM($)(3)
                                       OPTIONS     EMPLOYEES IN       PRICE                      ---------------------
GRANTEE NAME                         GRANTED(#)   FISCAL YEAR(2)      $/SH.     EXPIRATION DATE     5%         10%
-----------------------------------  -----------  ---------------  -----------  ---------------  ---------  ----------
Gregory D. Casciaro................      30,000(1)          2.7         4.125        9/30/07        77,826     197,226
                                        195,000(4)         17.4          4.00         4/6/08       490,538   1,243,119

Roderick A. Young..................           0              0              0              0             0           0

James E. Jervis....................      30,000(1)          2.7         4.125        9/30/07        77,826     197,226

                                         30,000(1)          2.7        5.1875        1/20/08        97,872     248,026

Stephen J. Bonelli.................      30,000(1)          2.5         4.125        9/30/07        77,826     197,226

                                         30,000(1)          2.7        5.1875        1/20/08        97,872     248,026

Ferolyn T. Powell..................      30,000(1)          2.7         4.125        9/30/07        77,825     197,226

                                         30,000(1)          2.7        5.1875        1/20/08        97,872     248,026

------------------------

(1) The shares subject to this option vest at the rate of 1/48th per month beginning on the monthly anniversary of the vesting commencement date, subject to optionee's continued employment with the Company. The exercise price is equal to the fair market value of the stock on the grant date.

(2) Based on an aggregate of 1,118,534 stock options granted to employees during fiscal 1998.

(3) These amounts represent certain assumed rates of appreciation for a given exercise price only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall market performance. There is no assurance that the amounts reflected will be realized.

(4) 170,000 shares subject to this option vest at the rate of 1/42 per month beginning on the monthly anniversary of the vesting commencement date, subject to the optionee's continued employment with the Company. The remaining 25,000 shares subject to this option vest at the rate of 1/6 per month beginning on the monthly anniversary that is 43 months from the vesting commencement date, subject to the optionee's continued employment with the Company.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    No Named Executive Officer exercised options to purchase Common Stock of the Company during the fiscal year ended June 30, 1998.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH ON PAGE 21 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") is comprised of Messrs. Wan and Goeld, both independent nonemployee directors who are not eligible to participate in any of the executive compensation programs other than the Directors' Plan and the 1992 Plan. The Committee oversees the administration of the Company's benefits and compensation plans, reviews corporate human resources program and establishes policies governing the annual compensation of the executive officers of the Company. The Compensation Committee also has the exclusive responsibility for granting options under the 1992 Plan to executive officers and eligible directors. The Compensation Committee will annually evaluate the performance and determine compensation and long-term equity incentives of the Chief Executive Officer (the "CEO"), and will review and approve the CEO's compensation recommendation for other executive officers of the Company.

    The following is a report submitted by the above-listed committee members in their capacity as the Board's Compensation Committee, addressing the Company's compensation policy as it related to the Company's executive officers for fiscal 1998.

COMPENSATION POLICY

    The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies integrate annual base compensation, bonuses based on corporate and individual performance, and stock option grants. All executive officers as well as senior-level managerial and technical employees are eligible to participate in these compensation plans.

    SALARY

    The Compensation Committee evaluates the performance and sets the salary of the Company's Chief Executive Officer, Gregory D. Casciaro, on an annual basis. Mr. Casciaro evaluates the performance of all other executive officers and recommends salary adjustments, which are reviewed and approved by the Compensation Committee. Survey data are drawn from comparable companies participating in medical device, biotechnology, and/or pharmaceutical executive compensation surveys, several of which are included in the peer group index in the Company's Performance Graph at page 21. Within this framework, executive salaries are determined based on individual performance, level of responsibility, the Company's overall salary structure and the financial condition of the Company. The Company's compensation policy is designed to maintain executive officer base salaries within a range approximating the median of such salary data for like characteristics.

    BONUSES

    The Company seeks to provide annual incentives and rewards to executives who make contributions of outstanding value, contingent upon the performance of the Company as a whole.

    The Company's annual bonus program is dependent on a variety of factors, including overall performance of the Company, performance of an executive's division within the Company, attainment of additional corporate objectives and individual attainment of performance goals, with individual payouts based on a combination of these factors. The operating income goal and the corporate objectives are recommended by the Chief Executive Officer and approved by the Compensation Committee and the full Board.

    Both the target amount and potential range of bonuses available to executive officers are set annually by the Compensation Committee. Bonus awards are weighted so that high-end bonuses are available when the Company's performance exceeds corporate target, up to a defined maximum, and proportionally smaller awards are made when the Company does not meet its corporate targets.

    STOCK OPTIONS

    The Committee believes that equity ownership provides significant additional motivation to executives to maximize value for the Company's shareholders, and therefore approves both annual and periodic grants of stock options under the Company's 1992 Plan. The Company's primary option grants to executive officers as well as other employees are generally approved on an annual basis largely in recognition of individual performance during the fiscal year. The amounts of the annual grants are determined relative to guidelines derived from information related to executive stock compensation available to the Company and the Committee. In determining individual grants, the Committee also considers individual performance, current stock option holdings, and grants to others within the Company. Additional grants may be given during the fiscal year in recognition of promotions, exemplary performance achievements, or other reasons consistent with the compensation policy of the Company.

    Stock options are granted at the prevailing market price and will only have value if the Company's stock price increases over the exercise price. Thus, the Committee believes that the grant of stock options serves to align the interests of executive officers closely with those of other shareholders. In accordance with this philosophy, General Surgical Innovations, Inc. does not have a discounted option program for its executive officers.

    In addition to providing an opportunity for increased equity ownership, stock options also create an incentive for executive officers and key employees to remain with the Company for the long term, as such options become exercisable over time for so long as the officer or key employee continues his or her employment relationship with the Company.

    DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable upon attainment of pre-established, objective performance goals under a plan approved by the stockholders.

    The compensation to be paid to the Company's executive officers for the 1998 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the compensation to be paid to the Company's executive officers for fiscal 1999 will exceed that limit. Because the cash compensation paid by the Company to each of its executive officers is expected to be well below $1 million and the Committee believes that options granted under the 1992 Plan will qualify as performance-based compensation, the Committee believes that this section will not affect the tax deductions available to the Company. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company's cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company's compensation philosophy and the Company's best interests.

CHIEF EXECUTIVE OFFICER COMPENSATION

    In April 1998, the Board of Directors appointed Gregory D. Casciaro Chief Executive Officer of the Company. In addition, Mr. Casciaro continues to serve as President and a director of the Company. Mr. Casciaro's compensation for the months of April through June of fiscal year 1998 consisted of base salary and a one-time option grant exercisable for the purchase of 195,000 shares of the Company's Common Stock in connection with his appointment to Chief Executive Officer. Roderick A. Young, who served as the Chief Executive Officer of the Company until March 31 of fiscal year 1998, received compensation that consisted of a base salary, which was equivalent to his fiscal 1997 base salary for that same portion of a fiscal year. Neither Mr. Casciaro nor Mr. Young participated in any decisions related to their compensation.

                                        SUBMITTED BY THE COMPENSATION

                                        COMMITTEE OF THE BOARD OF DIRECTORS

                                        Mr. Mark Wan

                                        Mr. Paul Goeld

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total shareholder return, assuming reinvestment of all dividends, for the Company's Common Stock during the period May 10, 1996 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934) through June 30, 1998 to the cumulative return over such period of (i) The Nasdaq National Market (Composite) U.S. Index and (ii) the S & P Medical Products & Supplies Index. The graph assumes that $100 was invested on May 10, 1996 in the Common Stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of the Company at a price per share of $15.00, the offering price of the Company's Common Stock on May 10, 1996. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                           COMPARISON OF TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           GEN'L. SURGICAL                       NASDAQ

               Innovations,
                       Inc.    S&P Medical    Composite (US)
5/10/96             $100.00        $100.00           $100.00
6/28/96             $101.67        $105.45            $98.56
6/30/97              $37.50        $139.32           $119.90
6/30/98              $27.50        $184.58           $157.54

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Wan and Goeld served on the Company's Compensation Committee during the 1998 fiscal year. Mr. Wan acted as the Company's Chief Financial Officer and Assistant Secretary from June 1992 to January 1996.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company, its former wholly-owned subsidiary Adjacent Surgical, Inc. and Dr. Fogarty entered into an Exclusive License Agreement under which the Company will pay royalties for certain technology for vascular applications, to the extent the Company does not already have proprietary rights to such technology.

    The Company has retained Fogarty Engineering, a sole proprietorship owned by Dr. Fogarty, for certain product development efforts, royalties and other services. The Company paid Fogarty Engineering approximately $111,536, in fiscal year 1998 relating to such product development efforts, royalties and other services.

    The Company has loaned an aggregate of $141,000 to certain executive officers and directors of the Company in connection with their purchase of Common Stock pursuant to Common Stock Purchase Agreements, of which approximately $87,000 in principal was outstanding as of June 30, 1998.

    The Company loaned Gregory D. Casciaro approximately $300,000 on September 3, 1998. In addition, the Board of Directors approved a bonus agreement for Mr. Casciaro, the terms of which entitle Mr. Casciaro to receive a lump sum bonus in the amount of approximately $68,750 on or about September 3, 1998 and a monthly bonus thereafter in the amount of approximately $4,167 on the first day of each calendar month until and including approximately April 1, 2003, and an additional amount to cover certain taxes and interest in connection therewith, provided Mr. Casciaro remains Chief Executive Officer of the Company. In the event that Mr. Casciaro is terminated without cause or if the Company is acquired, then the Company shall pay to Mr. Casciaro a bonus equal to the total amount of payments he would have otherwise received under the Bonus Agreement. Mr. Casciaro is President and Chief Executive Officer of the Company.

    In January 1998 the Company entered into Change of Control Agreements with each of Gregory D. Casciaro, Roderick A. Young, Stephen J. Bonelli, James E. Jervis and Ferolyn T. Powell. Pursuant to the terms of such Change of Control Agreements, upon a change of control of the Company (as defined in the agreement) fifty percent (50%) of the total outstanding and unvested options of each executive officer will immediately vest, and the vesting of the remaining fifty percent (50%) of the outstanding unvested options will be accelerated and will vest in an amount equal to twenty five percent (25%) of the total outstanding unvested options on the date twelve (12) months from the date of the change of control and in an amount equal to twenty five percent (25%) of the total outstanding unvested options on the date eighteen (18) months from the date of the change of control. In addition, in the event that an executive officer is terminated involuntarily (provided such termination is not for cause) within two years of the date of the change of control, such executive officer shall be entitled to certain severance payments, bonus payments, continuation of benefits and acceleration of options that remain unvested.

    The Company entered into a Consulting Agreement with Roderick A. Young effective as of September 29, 1998. Pursuant to the terms of the Consulting Agreement, Mr. Young will receive a monthly fee for consulting services, and his options will continue to vest according to the vesting schedule established for such options at the time of the grant until March 31, 1999. The Consulting Agreement terminates on March 31, 1999. Mr. Young is currently Chairman of the Board of Directors.

    The Company has implemented a stock option exchange program effective as of October 6, 1998, pursuant to which all holders of options issued under the 1992 Plan may surrender for cancellation all options granted after May 10, 1996 (the date of the Company's initial public offering) with a price above the closing price as reported on the Nasdaq National Market of the Company's Common Stock on October 6, 1998. New options will be issued to each holder surrendering options, in the same amount as the number of options cancelled, for an exercise price equal to the closing price as reported on the Nasdaq National Market of the Company's Common Stock on October 6, 1998. In addition, the new options will be subject to a nine month restriction on exercise (until July 6, 1999), subject to certain exceptions. All executive officers of the Company are eligible to participate in the option exchange program.

    The Company has entered into separate indemnification agreements with its executive officers and directors, which may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified pursuant to such agreements.

    All future transactions, including any loans from the Company to its executive officers, directors, principal shareholders or affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested shareholders, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

              SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC"). Specific filing deadlines of these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the fiscal year ended June 30, 1998. To the best of the Company's knowledge, all of these filing requirements have been satisfied. In making these statements, the Company has relied solely on written representations of its directors and executive officers and any ten percent holders and copies of the reports that they filed with the SEC.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Mark B. Weeks, SECRETARY

Dated: October 19, 1998

                          GENERAL SURGICAL INNOVATIONS, INC.

                              1992 STOCK OPTION PLAN

                     (AS AMENDED NOVEMBER 1997 AND NOVEMBER 1998)

     1. PURPOSES OF THE PLAN. The purposes of this Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees and Consultants of the Company, and to promote the success of the Company's business.

     Options granted hereunder may be either Incentive Stock Options or Nonstatutory Stock Options, at the discretion of the Administrator and as reflected in the terms of the written option agreement.

     2.  DEFINITIONS.  As used herein, the following definitions shall apply:

         (a) "ADMINISTRATOR" shall mean the Board or any of its Committees appointed pursuant to Section 4 of the Plan.

         (b) "APPLICABLE LAWS" shall have the meaning set forth in Section 4(a) below.

         (c)  "BOARD" shall mean the Board of Directors of the Company.

         (d)  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         (e)  "COMMON STOCK" shall mean the Common Stock of the Company.

         (f) "COMMITTEE" shall mean the Committee appointed by the Board of Directors in accordance with Section 4(a) below, if one is appointed.

         (g) "COMPANY" shall mean GENERAL SURGICAL INNOVATIONS, INC., a California corporation.

         (h) "CONSULTANT" shall mean (i) any person who is engaged by the Company or any subsidiary to render consulting services and is compensated for such consulting services, and (ii) any director of the Company whether compensated for such services or not.

         (i) "CONTINUOUS STATUS AS AN EMPLOYEE OR CONSULTANT" shall mean the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Administrator; provided, however, either that such leave must be for a period of not more than ninety (90) days or that re-employment upon the expiration of such leave must be guaranteed by contract or by statute, or is provided pursuant to Company policy adopted from time to time. For purposes of this Plan, a change in status from an Employee to a Consultant or from a Consultant to an Employee shall not constitute an interruption of Continuous Status as an Employee or Consultant.

         (j)  "DIRECTOR" shall mean a member of the Board.

         (k) "EMPLOYEE" shall mean any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a director's fee by the Company to a Director shall not be sufficient to constitute "employment" of the Director by the Company.

         (l) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         (m) "FAIR MARKET VALUE" shall mean, as of any date, the value of Common Stock determined as follows:

              (i) If the Common Stock is listed on any established stock exchange or a national market system including without limitation the National Market of the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") System, its Fair Market Value shall be the closing sales price for such stock as quoted on such exchange or system on the date of determination as such price is reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable; provided, however, that if no sales were reported on the date of determination, the closing bid on that day shall be used, and that if the date of determination falls on weekends or holidays, its Fair Market Value shall be the closing sales price for such stock as quoted on such exchange or system on the last market trading day prior to the date of determination.

              (ii) If the Common Stock is quoted on the Nasdaq System (but not on the National Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the bid and asked prices for the Common Stock; or

              (iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

         (n) "INCENTIVE STOCK OPTION" shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable written option agreement.

         (o) "NAMED EXECUTIVE" shall mean any individual who, on the last day of the Company's fiscal year, is the chief executive officer of the Company (or is acting in such capacity) or among the four highest compensated officers of the Company (other than the chief executive officer). Such officer status shall be determined pursuant to the executive compensation disclosure rules under the Exchange Act.

         (p) "NONSTATUTORY STOCK OPTION" shall mean an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable written option agreement.

         (q) "OFFICER" shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

         (r)  "OPTION" shall mean a stock option granted pursuant to the Plan.

         (s) "OPTIONED STOCK" shall mean the Common Stock subject to an Option.

         (t) "OPTIONEE" shall mean an Employee or Consultant who receives an Option.

         (u) "PARENT" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code, or any successor provision.

         (v)  "PLAN" shall mean this 1992 Stock Option Plan.

         (w) "RULE 16b-3" shall mean Rule 16b-3 promulgated under the Exchange Act as the same may be amended from time to time, or any successor provision.

         (x) "SHARE" shall mean a share of Common Stock, adjusted in accordance with Section 12 below.

         (y) "SUBSIDIARY" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.

     3. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 13 below, the maximum aggregate number of shares that may be sold under the Plan is 2,615,895 shares of Common Stock, plus an automatic increase on the date of each annual meeting of the shareholders during the period beginning (and including) November 19, 1998 and ending September 14, 2002 (the date of the termination of the Plan) (the "Increase Period"), equal to the lesser of: (x) four percent (4%) of the total number of shares of the Company's Common Stock issued and outstanding as of the last business day immediately preceding the date of the annual meeting of the shareholders each fiscal year, or (y) 600,000 shares, for a maximum aggregate of 5,015,895 shares that may be sold under the Plan prior to its termination. The Shares may be authorized, but unissued, or reacquired Common Stock.

     If an Option should expire or become unexercisable for any reason without having been exercised in full, then the unpurchased Shares that were subject to the Option shall, unless the Plan has been terminated, become available for future grant under the Plan. In addition, any Shares of Common Stock which are retained by the Company upon exercise of an Option in order to satisfy the exercise price for such Option or any withholding taxes due with respect to such exercise, shall be treated as not issued and shall continue to be available under the Plan.

     Notwithstanding any other provision of the Plan, shares issued under the Plan and later repurchased by the Company shall not become available for future grant or sale under the Plan.

     4.  ADMINISTRATION OF THE PLAN

         (a)  COMPOSITION OF ADMINISTRATOR.

             (i) MULTIPLE ADMINISTRATIVE BODIES. If permitted by Rule 16b-3 promulgated under the Exchange Act or any successor rule thereto, as in effect at the time that discretion is being exercised with respect to the Plan
("Rule 16b-3"), and by the legal requirements relating to the administration of incentive stock option plans, if any, of applicable securities laws and the Code (collectively, the "Applicable Laws"), grants under the Plan may (but need not) be made by different administrative bodies with respect to Directors, Officers who are not Directors and Employees who are neither Directors nor Officers.

             (ii) ADMINISTRATION WITH RESPECT TO DIRECTORS AND OFFICERS. With respect to grants of Options to Employees or Consultants who are also Officers or Directors of the Company, grants under the Plan shall be made by (A) the Board, if the Board may make grants under the Plan in compliance with Rule 16b-3 and Section 162(m) of the Code as it applies so as to qualify grants of Options to Named Executives as performance-based compensation, or (B) a Committee designated by the Board to make grants under the Plan, which Committee shall be constituted in such a manner as to permit grants under the Plan to comply with Rule 16b-3, to qualify grants of Options to Named Executives as performance-based compensation under Section 162(m) of the Code and otherwise so as to satisfy the Applicable Laws.

             (iii) ADMINISTRATION WITH RESPECT TO OTHER PERSONS. With respect to grants of Options to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws.

             (iv) GENERAL. If a Committee has been appointed pursuant to subsection (ii) or (iii) of this Section 4(a), such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) and remove all members of a Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws and, in the case of a Committee appointed under subsection (ii), to the extent permitted by Rule 16b-3 and to the extent required under Section 162(m) of the Code to qualify grants of Options to Named Executives as performance-based compensation.

         (b) POWERS OF THE ADMINISTRATOR. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

              (i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(m) of the Plan;

              (ii) to select the Employees and Consultants to whom Options may from time to time be granted hereunder;

              (iii) to determine whether and to what extent Options are granted hereunder;

              (iv) to determine the number of shares of Common Stock to be covered by each such award granted hereunder;

              (v)  to approve forms of agreement for use under the Plan;

              (vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, the share price and any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions regarding any Option and/or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator shall determine, in its sole discretion); and

              (vii) to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option shall have declined since the date the Option was granted.

         (c) EFFECT OF ADMINISTRATOR'S DECISION. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees and any other holders of any Options.

     5.  ELIGIBILITY.

         (a) Options may be granted only to Employees and Consultants. Incentive Stock Options may be granted only to Employees. An Employee or Consultant who has been granted an Option may, if he or she is otherwise eligible, be granted an additional Option or Options.

         (b) Each Option shall be designated in the written option agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options.

         (c) For purposes of Section 5(b), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

         (d) The Plan shall not confer upon any Optionee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate his or her employment or consulting relationship at any time, with or without cause.

     6. TERM OF PLAN. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the Shareholders of the Company as described in Section 19 below. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 15 below.

     7. TERM OF OPTION. The term of each option shall be the term stated in the Option Agreement, PROVIDED, HOWEVER, that in the case of an Incentive Stock Option, the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Stock Option Agreement. However, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter time as may be provided in the Stock Option Agreement.

     8. LIMITATION GRANTS TO EMPLOYEES. Subject to adjustment as provided in this Plan, the maximum number of shares which may be subject to Options granted to any one Employee under this Plan for any fiscal year of one Company shall be 1,000,000.

     9.  EXERCISE PRICE AND CONSIDERATION

         (a) EXERCISE PRICE. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

              (i)  In the case of an Incentive Stock Option

                   (A) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

                   (B) granted to any other Employee, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

              (ii) In the case of a Nonstatutory Stock Option

                   (A) granted to a person who, at the time of the grant of such Option, is a Named Executive of the Company, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value on the date of grant.

                   (B) granted to any person other than a Named Executive, the per Share exercise price shall be no less than eighty-five percent (85%) of the Fair Market Value per Share on the date of grant.

         (b) PERMISSIBLE CONSIDERATION. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

              (i)   cash;

              (ii)  check;

              (iii) promissory note;

              (iv) other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

              (v) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price;

              (vi)  any combination of the foregoing methods of payment; or

              (vii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

     10. EXERCISE OF OPTION

         (a) PROCEDURE FOR EXERCISE; RIGHTS AS A SHAREHOLDER. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan.

              An Option may not be exercised for a fraction of a Share.

              An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the

Administrator, consist of any consideration and method of payment allowable under Section 9(b) above. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a Shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 13 below.

              Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

         (b) TERMINATION OF STATUS AS AN EMPLOYEE OR CONSULTANT. In the event of termination of an Optionee's Continuous Status as an Employee or Consultant, he or she may, but only within thirty (30) days (or such other period of time not exceeding three (3) months in the case of an Incentive Stock Option or six (6) months in the case of a Nonstatutory Stock Option, as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of the grant of the Option) after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that he or she was not entitled to exercise the Option at the date of such termination, or if he or she does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

         (c)  DISABILITY OF OPTIONEE.  Notwithstanding the provisions of
Section 10(b) above, in the event of termination of an Optionee's Continuous Status as an Employee or Consultant with the Company as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), then he or she may, but only within six (6) months (or such other period of time not exceeding twelve (12) months as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of the grant of the Option) from the date of termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent he or she was entitled to exercise it at the date of termination of employment or consulting. To the extent that he or she was not entitled to exercise the Option at the date of termination, or if he or she does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

         (d) DEATH OF OPTIONEE. Notwithstanding the provisions of Section 10(b) above, in the event of the death of an Optionee:

              (i) during the term of the Option who is at the time of his or her death an Employee or Consultant of the Company and who shall have been in Continuous Status as an Employee or Consultant since the date of grant of the Option, the Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee or Consultant three (3) months after the date of death; or

              (ii) within one (1) month (or such other period of time not exceeding three (3) months as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) after the termination of Continuous Status as an Employee or Consultant, the Option may be exercised, at any time within three
(3) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

         (e) EXTENSION OF EXERCISE PERIOD. Notwithstanding the limitations set forth in Sections 10(b), (c) and (d) above, the Administrator has full power and authority to extend the period of time for which any Option granted under the Plan is to remain exercisable following termination of an Optionee's Continuous Status as an Employee or Consultant from the limited period set forth in the written option agreement to such greater period of time as the Administrator shall deem appropriate; provided, however, that in no event shall such Option be exercisable after the specified expiration date of the Option term.

         (f) RULE 16b-3. Options granted to persons subject to Section 16(b) of the Exchange Act must comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

     11. STOCK WITHHOLDING TO SATISFY WITHHOLDING TAX OBLIGATIONS. At the discretion of the Administrator, Optionees may satisfy withholding obligations as provided in this paragraph. When an Optionee incurs tax liability in connection with an Option, which tax liability is subject to tax withholding under applicable tax laws, and the Optionee is obligated to pay the Company an amount required to be withheld under applicable tax laws, the Optionee may satisfy the withholding tax obligation by one or some combination of the following methods: (a) by cash payment, or (b) out of Optionee's current compensation, (c) if permitted by the Administrator, in its discretion, by surrendering to the Company Shares that (i) in the case of Shares previously acquired from the Company, have been owned by the Optionee for more than six months on the date of surrender, and (ii) have a fair market value on the date of surrender equal to or less than Optionee's applicable withholding tax rate times the ordinary income recognized, or (d) by electing to have the Company withhold from the Shares to be issued upon exercise of the Option, if any, that number of Shares having a fair market value equal to the amount required to be withheld. For this purpose, the fair market value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined (the "Tax Date").

          Any surrender by a Reporting Person of previously owned Shares to satisfy tax withholding obligations arising upon exercise of this Option must comply with the applicable provisions of Rule 16b-3 and shall be subject to such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

          All elections by an Optionee to have Shares withheld to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:

          (a)  the election must be made on or prior to the applicable Tax
Date;

          (b) once made, the election shall be irrevocable as to the particular Shares of the Option as to which the election is made; and

          (c) all elections shall be subject to the consent or disapproval of the Administrator.

     In the event the election to have Shares withheld is made by an Optionee and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Optionee shall receive the full number of Shares with respect to which the Option is exercised but such Optionee shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

     12. NON-TRANSFERABILITY OF OPTIONS. An Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by an Optionee does not constitute a transfer. An Option may be exercised, during the lifetime of the Optionee, only by the Optionee.

     13.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION CORPORATE TRANSACTIONS.

          (a) CHANGES IN CAPITALIZATION. Subject to any required action by the Shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, the maximum number of Shares of Common Stock for which Options may be granted to any Employee under Section 8 of the Plan, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding, and conclusive.
Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

          (b) CORPORATE TRANSACTIONS. In the event of the proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Administrator and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator determines, in lieu of such assumption or substitution, that the Optionee shall have the right to exercise the Option as to some or all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the Administrator makes an Option exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee that the Option shall be exercisable for a period of fifteen (15) days from the date of such notice, and the Option will terminate upon the expiration of such period.

     14. TIME OF GRANTING OPTIONS. The date of grant of an Option shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or such other date as is determined by the Administrator. Notice of the determination shall be given to each Employee or Consultant to whom an Option is so granted within a reasonable time after the date of such grant.

     15.  AMENDMENT AND TERMINATION OF THE PLAN.

         (a) AMENDMENT AND TERMINATION. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable; provided, however, that the following revisions or amendments shall require approval of the shareholders of the Company in the manner described in
Section 19 of the Plan:

              (i) any increase in the number of Shares subject to the Plan, other than in connection with an adjustment under Section 13 above;

              (ii) any change in the designation of the class of persons eligible to be granted Options; or

              (iii) any change in the limitation on grants to Employees as described in Section 8 of the Plan or other changes which would require shareholder approval to qualify Options granted hereunder as performance-based compensation under Section 162(m).

         (b) SHAREHOLDER APPROVAL. If any amendment requiring shareholder approval under Section 15(a) above is made subsequent to the first registration of any class of equity security by the Company under Section 12 of the Exchange Act, then such Shareholder approval shall be solicited as described in Section 19 below.

         (c) EFFECT OF AMENDMENT OR TERMINATION. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

     16. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto complies with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed. The exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall be further subject to the approval of counsel for the Company with respect to such compliance.

          As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

     17. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     18. OPTION AGREEMENT. Options shall be evidenced by written option agreements in such form as the Administrator shall approve.

     19.  SHAREHOLDER APPROVAL.

          (a) Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law and the rules of any stock exchange upon which the Shares are listed.

          (b) If and in the event that the Company registers any class of equity securities pursuant to Section 12 of the Exchange Act, any required approval of the Shareholders of the Company obtained after such registration shall be solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

          (c) If any required approval by the Shareholders of the Plan itself or of any amendment thereto is solicited at any time otherwise than in the manner described in Section 19(b) hereof, then the Company shall, at or prior to the first annual meeting of Shareholders held subsequent to the later of (1) the first registration of any class of equity securities of the Company under Section 12 of the Exchange Act or (2) the granting of an Option hereunder to an officer or director after such registration, do the following:

               (i) furnish in writing to the holders entitled to vote for the Plan substantially the same information which would be required (if proxies to be voted with respect to approval or disapproval of the Plan or amendment were then being solicited) by the rules and regulations in effect under Section 14(a) of the Exchange Act at the time such information is furnished; and

               (ii) file with, or mail for filing to, the Securities and Exchange Commission four copies of the written information referred to in subsection (i) hereof not later than the date on which such information is first sent or given to Shareholders.

     20. INFORMATION TO OPTIONEES. The Company shall provide to each Optionee, not less frequently than annually, copies of annual financial statements. The Company shall also provide such statements to each individual who acquires Shares pursuant to the Plan while such individual owns such Shares. The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       GENERAL SURGICAL INNOVATIONS, INC.
                      1998 ANNUAL MEETING OF SHAREHOLDERS

    The undersigned shareholder of GENERAL SURGICAL INNOVATIONS, INC., a California corporation, hereby acknowledges receipt of the notice of annual meeting of shareholders and proxy statement, each dated October 19, 1998, and hereby appoints Gregory D. Casciaro and Stephen J. Bonelli, and each of them, with full power of substitution, as proxies, and authorizes them to represent and to vote, as designated below, all the stock of GENERAL SURGICAL INNOVATIONS, INC. that the undersigned is entitled to vote at the Annual Meeting of its shareholders to be held on November 19, 1998 and at any adjournment or postponement thereof, as follows:

    If no direction is made, this proxy will be voted in the Election of Directors in the manner described in the Proxy Statement, FOR the proposal to approve an amendment to the 1992 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder on the date of each annual meeting of the shareholders during the period beginning on and including November 19, 1998 and ending September 14, 2002 by an amount equal to the lesser of: (x) four percent (4%) of the total number of shares of the Compqany's Common Stock issued and outstanding as of the last business day immediately preceding the date of the annual meeting of the shareholders each fiscal year, or (y) 600,000 shares, and (ii) to increase the total maximum number of shares subject to options that may be issued to any one employee during a fiscal year to 1,000,000 effective as of July 1, 1998; and FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the current fiscal year. If this proxy is executed in such manner as not to withhold authority to vote for the election of any nominee to the Board of Directors, it shall be deemed to grant such authority.

       CONTINUED AND TO BE SIGNED ON REVERSE SIDE              SEE REVERSE
                                                            SIDE

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). The Board of Directors unanimously recommends a vote for all nominees for directors and proposals 2 and 3.

1.  Election of Directors
    Nominees: GREGORY D. CASCIARO, RODERICK A. YOUNG, THOMAS J. FOGARTY

                       / /  FOR                  / /  WITHHELD
    For all nominees except as noted below

2. To approve an amendment to the 1992 Stock Option Plan (i) to increase the number of shares of Common Stock reserved for issuance thereunder on the date of each annual meeting of the shareholders during the period beginning on and including November 19, 1998 and ending September 14, 2002 by an amount equal to the lesser of: (x) four percent (4%) of the total number of shares of the Company's Common Stock issued and outstanding as of the last business day immediately preceding the date of the annual meeting of the shareholders each fiscal year, or (y) 600,000 shares, and (ii) to increase the total maximum number of shares subject to options that may be issued to any one employee during a fiscal year to 1,000,000 effective as of July 1, 1998.

               / /  FOR           / /  AGAINST           / /  ABSTAIN

3. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending June 30, 1999.

               / /  FOR           / /  AGAINST           / /  ABSTAIN

                                     and, in their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

                                     PLEASE MARK, SIGN, DATE AND RETURN THE
                                     PROXY CARD USING THE ENCLOSED ENVELOPE.
                                     Please sign exactly as name appears hereon.
                                     When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                     SIGNATURE _________________________________
                                     DATE ______________________________________
                                     SIGNATURE _________________________________
                                     DATE ______________________________________